Exhibit 10.14
TEST LICENSE AGREEMENT
THIS TEST LICENSE AGREEMENT (“Test Agreement”) between Cold Stone Creamery, Inc. (“CSC”) and Rocky Mountain Chocolate Factory, Inc. (“RMCF”) is made and entered into this 16 day of April, 2009 (the “Effective Date”), by and between RMCF and CSC pursuant to the recitals and terms herein. CSC and RMCF shall be collectively referred to as the “Parties.”
WHEREAS, RMCF franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products;
WHEREAS, CSC franchises super-premium ice cream and frozen dessert stores;
WHEREAS, CSC and RMCF desire to enter into this Test Agreement whereby CSC will be authorized to offer several new and existing franchisees the right to sell RMCF products in their stores pursuant to the terms of this Test Agreement and an ADDENDUM to COLD STONE CREAMERY Franchise Agreement, a copy of which is attached hereto as Exhibit A;
NOW, THEREFORE, in consideration of the above recitals and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	DEFINITIONS. The following terms used herein shall have the following definitions:
1.1.	“Test Agreement” shall mean this Test Agreement.

1.2.	“Test Location” shall mean the RMCF co-branded store added to a Cold Stone Creamery franchisee’s store.

1.3.	“Test Franchisee” shall mean each of the franchisees authorized to utilize the CSC and RMCF Systems pursuant to this Test Agreement

1.4.	“Confidential Information” shall have the meaning set forth in Section 13.1 of this Test Agreement.

1.5.	“Effective Date” shall mean the date set forth in the preamble of this Test Agreement.

1.6.	“Indemnitee” shall mean a party seeking indemnification pursuant to the provisions of Section 16 hereof.

1.7.	“Indemnitor” shall mean a party from which indemnification is sought pursuant to the provisions of Section 16 hereof.

1.8.	“CSC System” shall mean the business operation utilized by CSC and the Test Franchisees pursuant to this Test Agreement, including trade dress, specifications for equipment and fixtures, preparation methods, standard operating and administrative procedures and management and technical training programs.

1.9.	“RMCF System” shall mean the business operation utilized by RMCF and the Test Franchisees pursuant to this Test Agreement including trade dress,

specifications for equipment and fixtures, preparation methods, standard operating and administrative procedures and management and technical training programs.

1.10.	“Marks” shall mean the “COLD STONE CREAMERY®” and/or the “ROCKY MOUNTAIN CHOCOLATE FACTORY®” name and service mark, and such other trademarks, service marks, logo types and commercial symbols as CSC and RMCF may from time to time authorize the Test Franchisees to use in connection with the operation of a Test Location.

1.11.	“Menu Items” shall mean the items set forth in Exhibit A attached hereto and incorporated herein by reference plus any additional items mutually agreed to by RMCF and CSC.

1.12.	“Net Sales” shall mean the total of all sales by Test Franchisees of all products from each Test Location, including catering, internet and off-site sales of such products, whether for on-site or off-site consumption, but shall exclude (i) the amount of any state or local sales or use tax actually paid by Test Franchisee, (ii) refunds or returns and (iii) the discounted portions of goods sold, including but not limited to sales under coupon or promotion so long as such discounts are not provided in exchange for any rights, goods or services. The Parties recognize and agree that under certain circumstances it may not be practical to track sales discounts and coupons separately between the RMCF products and the CSC products when such sales are recorded on a shared POS system. In such cases to the extent the discounts and coupons are not specifically tracked to one brand or the other, the discounts and coupons will be allocated between RMCF sales and CSC sales based upon the proportions of the total net sales from each brand on a monthly basis.

1.13.	“RMCF Royalty Share” (This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.)

1.14.	“Opening Date” shall mean the date upon which a particular Test Location initially opens for business.

1.15.	“Primary Contact” shall have the meaning set forth in Section 17.1 hereof.

1.16.	“Royalties” shall have the meaning set forth in Section 4.3 hereof.

1.17.	“Term” shall have the meaning set forth in Section 2 hereof.
2.	Term. The Test Agreement shall be effective as of the Effective Date and expire one (1) year from the opening date of the last Test Location as agreed by the parties in Section 3 below. The expiration of the Test Agreement shall not impact the terms of the applicable Franchise Agreement(s) for the Test Franchisees.

3.	Number of Test Locations. During the Term of this Test Agreement, the parties may open as many Test Locations throughout the United States at locations approved by both CSC and RMCF as the parties deem necessary to evaluate the results of the co-branded Test Locations. As of the Effective Date, the parties anticipate opening up to seven Test Locations, four (4) of which shall be selected by CSC and three (3) of which shall be selected by RMCF. The parties shall agree at a later date which one of the Test Locations is the last.
4.	Franchise Agreements/Fees/Royalties
4.1.	Franchise Fee: Neither CSC nor RMCF will charge any Franchise Fee to any Test Franchisee in conjunction with the addition of either the CSC or RMCF Systems to an existing location or in conjunction with the opening of a Test Location pursuant to this Test Agreement.

4.2.	Royalties and Advertising Fees. (This sentence has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.) In addition, CSC shall assess additional Royalties and Advertising Fees on Net Sales of RMCF and CSC Products. CSC shall pay RMCF an amount equal to the collected RMCF Royalty Share, payable monthly not later than the 20th day of each month based upon any such RMCF Royalty Share amount collected from Test Franchisees during the prior calendar month. CSC shall retain the remainder of Royalties and Advertising Fees assessed on Net Sales of RMCF products and CSC products. RMCF shall not be entitled to and shall not receive any royalties or other payments from the Test Franchisees or the Test Locations from the sale of any Cold Stone Creamery (or nrgize) ice cream, frozen yogurt, frozen desserts or other CSC products. RMCF shall be entitled, however, to charge the Test Franchisees a bona fide wholesale price, that may be greater than the prices charged to its standard store franchisees for chocolates and other products that allows RMCF to derive additional revenue in consideration for the license of the RMCF Marks and the RMCF System to Test Franchisees. (This sentence has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.)

4.3.	Maintenance of Records. During the Term of this Test Agreement, CSC shall keep full and accurate books of account and records in sufficient detail to show the sales of Menu Items by all Test Locations. CSC shall provide RMCF with monthly reports of Net Sales of RMCF products and CSC products at each Test Location not later than the day each month when CSC pays RMCF its share of Net Sales for the prior month. CSC shall also provide RMCF with copies of all other reports on sales, income, costs and expenses, including all financial statements, supplied to CSC by a Test Franchisee. RMCF acknowledges and understands that such books of account and records shall be in the form and format CSC maintains in the ordinary course of its business and that such records shall be maintained for the same period of time as CSC retains records in the ordinary course of its business.

4.4.	Term of Franchise Agreement. The Franchise Agreements signed by the Test Franchisees shall be effective in accordance with the terms thereof. Upon the expiration of the initial term of the Franchise Agreements, they will only be subject to renewal as co-branded Stores if RMCF and CSC have entered into an agreement that succeeds this Test Agreement to co-brand additional stores after this Test Agreement expires. If no such successor co-brand agreement is in effect upon expiration of the Franchise Agreements, then each Test Franchisee will be permitted to renew by signing the then current form of Franchise

Agreement offered to new franchisees of either CSC or RMCF, depending on whether the Test Franchisee first had a business relationship with CSC or RMCF before the Effective Date.
5.	OBLIGATIONS OF CSC.
5.1.	Initial Design and Set-Up. CSC shall assist with the design for each Test Location, based on specifications and criteria established by CSC and RMCF. Such design shall include design intent drawings, colors and textures.

5.2.	Training. CSC shall provide the following training with respect to each Test Location:
5.2.1.	CSC shall train up to two (2) representatives of each Test Franchisee through CSC’s current training program. The training shall be conducted at CSC’s headquarters in Scottsdale, Arizona in a scheduled training class. CSC is not responsible for any costs or expenses incurred by any Test Franchisee in conjunction with sending its representatives through CSC’s training program.

5.2.2.	Each Test Franchisee who has not already successfully completed CSC’s current training program must do so before they shall be approved to participate in the Test.

5.2.3.	CSC personnel who have successfully completed RMCF’s training program shall train up to two (2) representatives of each Test Franchisee on the operation of a ROCKY MOUNTAIN CHOCOLATE FACTORY Store at the Test Location.

5.2.4.	The Test Franchisee’s representatives trained at CSC’s current training program shall be authorized to train non-managerial employees working at the Test Location which may be conducted at the Test Location.

5.2.5.	CSC may provide additional training if any such additional training is needed.
5.3.	Opening Assistance. CSC shall furnish one person experienced in the CSC System and who has successfully completed RMCF’s training program to assist Test Franchisees in conjunction with the opening of each Test Location opened pursuant to this Test Agreement at no cost to RMCF or Test Franchisee.

5.4.	Test Franchisee Support. On RMCF’s behalf, CSC shall assign a field level employee to support, evaluate, assist, and consult with each of the Test Locations on an as-needed basis during the Term. CSC personnel providing such support will consult with RMCF’s Dedicated Account Manager if and when questions arise related to RMCF operating procedures and other matters. CSC shall submit a copy of each Quality, Service, Cleanliness and Experience (QSCE) evaluation it conducts on a Test Franchisee to RMCF and copy RMCF on all correspondence to and from the Test Franchisees.

5.5.	Non-Disparagement. CSC must not disparage to any person RMCF, its employees, representatives or agents, its products or the Service Marks.
6.	OBLIGATIONS OF RMCF.
6.1.	Initial Design and Set-Up. RMCF shall assist with the design for each Test Location, based on specifications and criteria established by CSC and RMCF. Such design shall include design intent drawings, colors and textures.

6.2.	Training. RMCF shall train five (5) representatives of CSC through RMCF’s current training program. The training shall be conducted at RMCF’s headquarters in Durango, Colorado in a special training class tailored to the Test Program. RMCF is not responsible for any costs or expenses incurred by CSC in conjunction with sending its representatives through RMCF’s training program.
6.2.1.	The representatives of CSC trained at RMCF’s training program shall train managerial employees of each Test Franchisee at the Test Location. CSC’s representatives will provide each Test Franchisee with a copy of RMCF’s Operations Manual as part of the training.

6.2.2.	Each Test Franchisee must successfully complete the RMCF training conducted by the representatives of CSC before they shall be approved to participate in the Test.

6.2.3.	RMCF may send a representative to the Test Location to provide additional training if any such additional training is needed in CSC’s or in RMCF’s determination.
6.3.	Opening Assistance. At CSC’s request, RMCF shall furnish one person experienced in the RMCF System to assist Test Franchisees for up to 3 days in conjunction with the opening of a Test Location at no cost to CSC or Test Franchisee.

6.4.	Non-Disparagement. RMCF must not disparage to any person CSC, its employees, representatives or agents, its products or the Service Marks.
7.	OBLIGATIONS OF TEST FRANCHISEES. CSC and RMCF agree that each Test Franchisee shall be required to comply with the following requirements as part of their participation in the Test.
7.1.	Supplies and Materials. Test Franchisee shall purchase all necessary furniture, fixtures, equipment, supplies and signage for the Test Location including proprietary items (“Proprietary Items”) from CSC or RMCF, as applicable, or CSC and RMCF’s approved distributors, as applicable, as directed by CSC or RMCF.

7.2.	Standards of Operation. CSC and RMCF agree that they will require each of the Test Franchisees to comply with the following terms.
7.2.1.	CSC and RMCF will lend to each Test Franchisee, upon satisfactory completion of their respective Training Programs, one copy of their respective Operating Manuals per Test Location (which is comprised of a series of volumes under various titles), for use by Test Franchisee strictly in accordance with the terms of the Franchise Agreement governing the Test Location. Each Test Franchisee will sign the form of Franchise Agreement, including an addendum licensing the RMCF Marks and the RMCF System, attached hereto as Exhibit B. Each Test Franchisee must operate the Test Location strictly in accordance with the Operating Manuals, as amended from time to time, and with the rules, regulations, instructions, policies and procedures as may from time to time be issued by CSC and RMCF for the conduct of the Test Location as CSC and RMCF deem appropriate.

7.2.2.	Test Franchisee shall cause all of its employees, while working at a Test Location, to comply with the dress requirements required by CSC and RMCF.

7.2.3.	Test Franchisee shall adhere to the food preparation, service standards and other operational requirements provided in the Operating Manuals.

7.2.4.	Test Franchisee must offer and sell at each Test Location all products designated by CSC and RMCF, consistent with CSC and RMCF’s comprehensive standards and requirements. Test Franchisee must purchase chocolate candy and other products from RMCF as the designated supplier of those items and comply with RMCF’s standards for the mix of products offered at the Test Locations. In addition, Test Franchisee must fully participate in all local, regional, seasonal, promotional and other programs, initiatives and campaigns adopted by CSC and RMCF that CSC and RMCF require Test Franchisee to participate in.

7.2.5.	Test Franchisee shall maintain at all times a sufficient supply of all approved products for both CSC and RMCF to meet the demands of its customers.

7.2.6.	Test Franchisee must operate each Test Location with the highest integrity and good business standards, and must use its best efforts to enhance, to the satisfaction of CSC and RMCF, the goodwill associated with the Marks.

7.2.7.	Test Franchisee must not disparage to any person CSC or RMCF or their employees, representatives or agents, products or the Marks.

7.2.8.	Test Franchisee must purchase the equipment and signage for each Test Location through CSC and RMCF, as applicable, or their affiliates, unless authority to purchase elsewhere is granted in writing by CSC and RMCF.

7.2.9.	Test Franchisee must cause the Test Location premises to be constructed, equipped and decorated in strict compliance with CSC and RMCF’s requirements. If these requirements, plans and specifications are not followed in all significant respects or if changes were not approved in writing prior to being implemented, Test Franchisee may not open the Test Location to the public. Test Franchisee must engage licensed contractors and architects, who are subject to CSC and RMCF’s approval, obtain appropriate construction documents, and all mechanical, plumbing, electrical and architectural plans must be sealed and stamped, as CSC and RMCF may require, even if the site’s local government does not require same.

7.2.10.	Test Franchisee must cause each Test Location to be consistent in color, design and style with the standards adopted and approved by CSC and RMCF pursuant to this Test Agreement. Any proposed remodeling of a Test Location shall only be implemented after both CSC and RMCF have given their approval in writing. The equipment and premises used in connection with each Test Location must comply with the standards that CSC and RMCF requires of the Test Franchisees.

7.2.11.	Each Test Location must be directly supervised “on-premises” by a manager who has been approved by both CSC and RMCF and who has satisfactorily completed the Training Programs required by CSC and RMCF.

7.2.12.	Insurance
7.2.12.1.	Each Test Franchise must obtain and maintain during the term of this Test Agreement, such insurance policies as CSC requires under the terms of CSC’s Franchise Agreement, in its sole discretion. These insurance policies must name CSC and RMCF, (and any other Affiliates of CSC or RMCF that they may reasonably require) as additional insureds. CSC shall cause each Test Franchisee to provide RMCF with evidence of the effectiveness of such insurance policies and the naming of RMCF as an additional insured within 10 days of the opening of each Test Location. The insurance must be placed with an insurance carrier or carriers satisfactory to CSC and RMCF, must be satisfactory in form to CSC and RMCF and may not be subject to cancellation or any material change except after 30 days’ prior written notice to CSC. The insurance policies must provide that no failure of Test Franchisee to comply with any term, condition or provision of the contract, or other conduct by Test Franchisee, will void or otherwise affect the protection afforded to CSC or RMCF (or other Affiliates of CSC or RMCF that it may reasonably require) under the policy. Certificates of insurance with respect to these insurance policies must be provided to CSC and RMCF with respect to all insurance policies in effect during the term of this Test Agreement, promptly after the issuance of the insurance policies and as may be requested by CSC or RMCF.

7.2.12.2.	If Test Franchisee fails to pay any premium when due or any policy is in default, CSC or RMCF may, but will not be obligated to, pay any premium and/or take any action necessary to cure the default. In this event, Test Franchisee must immediately pay to CSC or RMCF the amount so paid or the amount expended to cure such default, plus interest at the rate of 18% per annum from the date paid or expended by CSC.
7.2.13.	The transfer provisions in CSC’s form of Franchise Agreement shall govern each Test Franchisee’s transfer process, if applicable. CSC agrees that RMCF shall be provided with copies of all information that CSC receives in order to approve a proposed transferee and that RMCF’s written approval will be required before a proposed transferee is approved.
8.	DEDICATED ACCOUNT MANAGER. Both CSC and RMCF shall designate one person, known as the “Dedicated Account Manager,” in their organizations to serve as the initial point of contact for all issues that arise during the Term of this Test Agreement. The Dedicated Account Manager shall be responsible for coordinating the resolution of problems suffered by the Test Franchisees, providing assistance to Test Franchisees, and working out solutions with the other Dedicated Account Manager.

9.	REPRESENTATIONS AND WARRANTIES.
9.1.	CSC. CSC hereby represents and warrants that (i) CSC is free to enter into this Test Agreement and to grant the rights herein granted without violating the rights of any third party and is not subject to any obligations which would have a material adverse effect on CSC’s ability to substantially perform its obligations hereunder; (ii) CSC will comply with all laws, regulations, orders and ordinances applicable to its performance of this Test Agreement as set forth herein; and (iii) at no time during the Term will CSC disparage its association with RMCF or any RMCF product or service. CSC further represents and warrants that it has the requisite power and authority to bind its parent company, Kahala Franchise Corp., to the extent necessary to effect the transactions contemplated by this Test Agreement.

9.2.	RMCF. RMCF hereby represents and warrants that (i) RMCF is free to enter into this Test Agreement and to grant the rights herein granted without violating the rights of any third party and is not subject to any obligations which would have a material adverse effect on RMCF’s ability to substantially perform its obligations hereunder; (ii) RMCF will comply with all laws, regulations, orders and ordinances applicable to the performance of its obligations as set forth herein; (iii) at no time during the Term will RMCF disparage its association with CSC or any other product or service of CSC.
10.	PRICING. Test Franchisees shall determine, in their independent sole discretion, the prices charged to their customers for the Menu Items.

11.	ADVERTISING AND MARKETING.
11.1.	Advertising Approval. No marketing or advertising regarding the Test Locations may be utilized by Test Franchisee, CSC or RMCF without the prior written approval of both CSC and RMCF. The party wishing to utilize the marketing or advertising shall present all proposed advertising, promotional or marketing materials for approval to CSC or RMCF or both, as applicable, who shall each have five (5) business days in which to approve or reject such materials.

11.2.	Press Releases. CSC and RMCF shall cooperate with one another and shall mutually agree upon any press release or other public announcement made by either party relating to the existence or substance of this Test Agreement. The Test Franchisees may not issue a press release without the written consent of both CSC and RMCF.
12.	MARKS.
12.1.	Ownership.
12.1.1.	CSC represents and warrants that (i) it is the owner of the CSC Marks in and all rights, registrations, applications and filings with respect to the CSC Marks and all renewals and extensions of any such registrations, applications and filings; and (ii) it has the right to utilize the CSC Marks in the manner set forth herein.

12.1.2.	RMCF represents and warrants that (i) it is the owner of the RMCF Marks in and all rights, registrations, applications and filings with respect to the RMCF Marks and all renewals and extensions of any such registrations, applications and filings; and (ii) it has the right to utilize the RMCF Marks in the manner set forth herein.
12.2.	Use. Both parties represent and agree that they shall use the Marks only for the purposes stated herein and pursuant to the terms and conditions of this Test Agreement.

12.3.	Acknowledgement. CSC acknowledges and agrees that the RMCF Marks and all rights therein and goodwill pertaining thereto belong exclusively to RMCF and all use of the RMCF Marks by CSC or Test Franchisees, whether authorized or unauthorized, shall inure to the benefit of RMCF. RMCF acknowledges that the CSC Marks and all rights therein and goodwill pertaining thereto belong exclusively to CSC and all use of the CSC Marks by RMCF or Test Franchisees, whether authorized or unauthorized shall inure to the benefit of CSC.

12.4.	Protection of Rights. Both CSC and RMCF shall take all reasonable steps necessary to prosecute and maintain all appropriate registrations for the Marks during the term of this Test Agreement. The parties shall cooperate fully and in good faith with each other for the purpose of securing and preserving their respective rights in and to the Marks. The parties shall cause to appear on and in connection with its use of the Marks such statutory trademark notices as both CSC and RMCF may reasonably request. Each party shall inform the other party promptly after it has knowledge or becomes aware of any infringement of the Marks and shall take such action as is necessary or appropriate, in its reasonable judgment, with respect to any possible infringement of the Marks by any third parties. CSC shall have the initial right to determine whether or not any action shall be taken on account of any infringement of the CSC Marks. RMCF shall have the initial right to determine whether or not any action shall be taken on account of any infringement of the RMCF Marks. If either fails to take prompt action with respect to a particular infringement, the other may undertake such action at its expense. If either party initiates legal proceedings pursuant to the foregoing on account of any such infringement, the other party shall cooperate with and assist the initiating party, to the extent reasonably necessary to protect the Marks, including without limitation, being joined as a necessary or desirable party to such proceedings.
13.	CONFIDENTIALITY/NON-DISCLOSURE
13.1.	Definition of Confidential Information. The term “Confidential Information” means all data, software, processes, recipes, procedures, know-how, documents, concepts, designs, improvements, inventions, materials, trade secrets and other information (collectively, “Information”) with respect to or relating to CSC or RMCF’s business, business plans, marketing plans, financial information, products, personnel, suppliers, vendors, customers, policies and operational methods and manuals, including, without limitation, the formulation, research and development, whether oral or written, whether textual, graphic or machine-readable form, regardless of whether the Information is marked or otherwise identified as “confidential.” Notwithstanding the foregoing, the term Confidential Information shall not include Information that:
13.1.1.	Is in the public domain through no action or failure to act of the party receiving the Information;

13.1.2.	Prior to the Effective Date of this Test Agreement, was already lawfully in receiving party’s possession without any obligation of confidentiality to the disclosing party; or

13.1.3.	Subsequent to the Effective Date of this Test Agreement, is obtained by receiving party on a non-confidential basis from a third party who has the right to disclose such information to receiving party.
13.2.	Non-Disclosure. CSC and RMCF agrees, with respect to Confidential Information with respect to which it is the receiving party:
13.2.1.	To use the same degree of care (and, in no event, less than reasonable care) in protecting the Confidential Information that the receiving party would use to protect its own Confidential Information of a similar nature;

13.2.2.	Not to copy, publish, show, reveal or disclose the Confidential Information to any individual or entity (other than the receiving party’s employees, agents and representatives who have a need to know, but only to the extent of that need, or unless ordered to be or otherwise required to be disclosed by receiving party by a court of law or other governmental body, but only strictly to the extent so ordered or required, and provided that the disclosing party is notified of such order or requirement and given a reasonable opportunity to intervene);

13.2.3.	Not to use, for its own purposes or benefit or for the purposes or benefit of any other individual or entity, the Confidential Information, except in connection with this Test Agreement or the Test Locations;

13.2.4.	To store the Confidential Information only in secure places;

13.2.5.	Not to remove any copyright, trademark, service mark or other proprietary rights notice attached to, or included in, any Confidential Information.

13.2.6.	To return the Confidential Information to the disclosing party in accordance with Section 13.3 of this Test Agreement; and

13.2.7.	To cause its shareholders, directors, officers, employees, agents and representatives to comply with the foregoing provisions of this Section 13.2.
13.3.	Return of Confidential Information. CSC and RMCF each agree, with respect to Confidential Information with respect to which either of them is the receiving party, that it shall destroy or return to the disclosing party, at the disclosing party’s option, all Confidential Information that the receiving party possesses, upon the earlier of: (a) the termination or expiration of this Test Agreement, unless this Test Agreement is succeeded by a Co-Branding Agreement between the parties; or (b) within twenty-four (24) hours after the request of the disclosing party.
14.	TERMINATION/EXPIRATION. This Test Agreement shall be effective on the Effective Date and continue until terminated or expired in accordance with its terms (the “Term”). The term for each Test Location shall be addressed in each individual Franchise Agreement executed by the Test Franchisee and shall not be impacted by the Term of this Test Agreement.
14.1.	Termination for Convenience. Either party may terminate this Test Agreement as a whole at any time upon thirty (30) days advance written notice to the other. Other than as set forth herein, termination shall not impact Test Locations already opened or for which a signed franchise agreement is already in place, but termination of this Test Agreement shall preclude any additional development or the opening of additional Test Locations not opened as of the date notice of said termination for convenience was provided to the other party by either CSC or RMCF.

14.2.	Termination for Cause. If either party is in material default, the other shall be entitled to terminate this Test Agreement and/or seek an injunction, monetary damages and/or other relief, upon the occurrence of any of the following events (“Events of Default”), each of which, individually or collectively, constitute “good cause” for termination of this Test Agreement.

14.2.1.	If either party fails to (i) pay any monies owed to the other or any of its affiliates or (ii) perform any other obligation under this Test Agreement, or any other agreement between them or its affiliates, and that failure has not been cured within 30 days after written notice of that default has been provided. Termination will be effective immediately upon the expiration of that cure period.

14.2.2.	If either party (or their officers, managers or employees) repeatedly (three or more times) fails to pay any monies owed to the other or any of their affiliates or perform any obligation, or other repeated Events of Default occur under this Test Agreement, or any other agreement between the parties. Termination will be effective immediately upon written notice to the non-breaching party, without any opportunity to cure.
14.3.	Post Termination/Expiration Obligations. Notwithstanding any expiration or termination of this Test Agreement, both CSC and RMCF shall remain obligated to perform the store level obligations set forth in each Franchise Agreement. Specifically, RMCF shall be obligated to supply each Test Franchisee with chocolate and other products as well as marketing materials necessary for the operation of a RMCF store as long as such business remains open to the public pursuant to a valid Franchise Agreement with CSC, its affiliates, successors, parents or assigns, and also provided that there is an effective Addendum to the CSC Franchise Agreement that grants Test Franchisee a license to use the RMCF Marks and to offer RMCF products for sale.

14.4.	Primary Contacts. Notwithstanding anything herein to the contrary, the parties hereto agree not to issue any notice of default without first attempting to contact by telephone each party’s Primary Contact as identified in Section 17.1 below.
15.	TRANSFERABILITY OF INTEREST.
15.1.	By RMCF. RMCF may not sell, assign or transfer its interest in this Test Agreement without CSC’s prior written approval, which CSC may withhold in its sole discretion and any attempt or purported assignment or transfer shall constitute a breach of this Test Agreement and be void. Notwithstanding the foregoing, RMCF may transfer or assign this Test Agreement to any parent, subsidiary, affiliate or any entity which acquires a majority ownership interest in RMCF during the Term of this Test Agreement or any of its subsidiaries or affiliates, provided such assignee assumes the obligations of RMCF under this Test Agreement and provided further that no such assignment shall relieve RMCF of its obligations hereunder.

15.2.	By CSC. This Test Agreement may not be assigned or transferred in whole or in part by CSC; provided, however, notwithstanding the foregoing, CSC may transfer or assign this Test Agreement to any parent, subsidiary, affiliate or any entity which acquires a majority ownership interest in CSC or any of its subsidiaries or affiliates, provided such assignee assumes the obligations of CSC under this Test Agreement and provided further that no such assignment shall relieve CSC of its obligations hereunder.

16.	INDEMNIFICATION.
16.1.	By CSC. CSC shall defend, indemnify and hold RMCF and its affiliates, directors, officers, employees, and agents (the “RMCF Parties”) harmless from and against any liabilities, losses, claims, suits, demands, damages, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses), (i) arising out of or otherwise relating to any claims of third parties, including Test Franchisees, against any of the RMCF Parties relating to a breach by CSC of any warranty, representation, term or condition made or agreed to by CSC hereunder or alleging intellectual property infringement, unfair competition or infringement of other similar proprietary rights, or (ii) arising out of the use by RMCF or Test Franchisees of the CSC Marks or the CSC System in accordance with the terms of this Test Agreement.

16.2.	By RMCF. RMCF shall defend, indemnify and hold CSC and its affiliates, directors, officers, employees, and agents (the “CSC Parties”) harmless from and against any liabilities, losses, claims, suits, demands, damages, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses), (i) arising out of or otherwise relating to any claims of third parties against any of the CSC Parties relating to a breach by RMCF of any warranty, representation, term or condition made or agreed to by RMCF hereunder or (ii) arising out of the use by CSC or Test Franchisees of the RMCF Marks or the RMCF System in accordance with the terms of this Test Agreement.

16.3.	Indemnification Requirements. In order to be entitled to indemnification pursuant to the terms of this Section 16, the Indemnitee shall: (i) give the Indemnitor prompt written notice of any claim with respect to which the Indemnitee seeks or will seek indemnity; and (ii) cooperate reasonably with Indemnitor in the defense of such claim by providing information to the Indemnitor. The Indemnitor shall have the option to exclusively undertake and conduct the defense any such claims or suits. Neither party shall make any settlement involving the other party without the other party’s prior written consent.
17.	GENERAL PROVISIONS.
17.1.	Notices. All notices and other communications required or permitted to be given under this Test Agreement shall be in writing and shall be delivered either by personal service or prepaid overnight courier service addressed to the attention of the “Primary Contact” for the party as follows:

If to CSC:	Cold Stone Creamery, Inc.
Attn: Assistant General Counsel
9311 East Via de Ventura
Scottsdale, Arizona 85258
Phone: (480) 362-4355
Fax: (480) 362-4797

With a copy to:	Cold Stone Creamery, Inc.
Attn: Brand President
9311 E. Via de Ventura
Scottsdale, Arizona 85258
Phone: (480) 362-4681
Fax: (480) 362-4798

If to RMCF:	Rocky Mountain Chocolate Factory
Attn: Chief Operating Officer
265 Turner Dr.
Durango, CO 81303
Phone: (970) 259-0554
Fax: (970) 259-5895

With a copy to:	Lynne M. Hanson
Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, CO 80202
Phone: (303) 292-2400
Fax: (303) 296-3956
If delivered personally, such notices or other communications shall be deemed delivered upon delivery. If sent by prepaid overnight courier service, such notices or other communications shall be deemed delivered upon delivery or refusal to accept delivery as indicated on the return receipt. Either party may change its address at any time by written notice to the other party as set forth above.

17.2.	Entire Agreement. Except as specifically noted herein, this Test Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, discussions and agreements relating to the subject matter hereof. This Test Agreement may not be amended except in a writing executed by both parties and specifically referencing this Test Agreement.

17.3.	Construction. CSC and RMCF each acknowledge that it has had ample opportunity to review this Test Agreement, that each party had it reviewed by the counsel of their choosing and waives any right it may have to interpret it against the drafter thereof. The headings used in this Test Agreement are for reference purposes only and shall not be deemed a part of this Test Agreement.

17.4.	Choice of Law/Venue. This Test Agreement and the rights and obligations of the parties under this Test Agreement shall be governed by and construed in accordance with either the laws of the State of Arizona or the laws of the State of Colorado, without giving effect to the principles thereof relating to the conflicts of laws. The parties further agree that the state and federal courts located in either Maricopa County, Arizona or the City and County of Denver, Colorado shall have exclusive jurisdiction over all disputes arising from this Test Agreement or any other dispute arising from the relationship between CSC and RMCF. The party filing a complaint shall file it in the jurisdiction of the other party and the laws of the State where the complaint is filed shall govern the dispute.

17.5.	Severability. If any provision of this Test Agreement is determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Test Agreement, all of which such other provisions shall remain in full force and effect.

17.6.	No Waiver. No waiver by any party hereto, whether express or implied, of any provision of this Test Agreement or of any breach or default of any party, shall constitute a continuing waiver of such provision or any other provision of this Test Agreement, and no such waiver by any party shall prevent such party from acting upon the same or any subsequent breach or default of the other party of the same or any other provision of this Test Agreement.

17.7.	Disclaimer of Agency. Nothing in this Test Agreement shall create a partnership or joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the parties hereto, and neither RMCF nor CSC shall have the power to obligate or bind the other in any manner whatsoever.

17.8.	Counterparts. This Test Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.9.	Survival. All rights and obligations herein which are by their nature continuing will survive expiration or termination of this Test Agreement.
IN WITNESS WHEREOF, this Test Agreement is entered into by and between the parties hereto as of the Effective Date.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.		COLD STONE CREAMERY, INC.

By:	/s/ Bryan J. Merryman	By:	/s/ Walter L. Schultz

Print Name: Bryan J. Merryman		Print Name: Walter L. Schultz
Title: Chief Operating Officer, Chief
Financial Officer		Title: Executive VP, CFO

ACKNOWLEDGED AND AGREED TO BY:

KAHALA FRANCHISE CORP.

		By:	/s/ Walter L. Schultz

Print Name: Walter L. Schultz
Title: Executive VP, CFO

EXHIBIT A—Form of RMCF Addendum